Exhibit 99(m)(i)

FINANCIAL INVESTORS VARIABLE INSURANCE TRUST

FORM OF DEFENSIVE DISTRIBUTION PLAN - CLASS I SHARES

Adopted: December 7, 2006

1.   This Defensive Distribution and Service Plan (the “Plan”), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) of Class I (each, a “Class” and collectively, the “Classes”) of the portfolios set forth in Exhibit A attached hereto, as it may be amended from time to time (each, a “Portfolio” and collectively, the “Portfolios”), each a series of shares of Financial Investors Variable Insurance Trust (the “Trust”).

2.   It is recognized that ALPS Advisers, Inc. (the “Adviser”) may use its revenues, including management fees paid to the Adviser by a Portfolio, as well as its past profits or its resources from any other source, to make payment to third parties with respect to any expenses incurred in connection with each Class’ shares of beneficial interest (“Shares”), including expenses of printing and distributing any prospectuses, reports and other literature used by the Portfolio, advertising, and other promotional activities in connection with the offering of Shares of the Portfolio for sale to the public.

3.   The Adviser directly, or through third parties, may, subject to the approval of the Board of Trustees of the Trust, provide or make payments to insurance companies, securities dealers, banks and other third parties who engage in the sale of Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding a Portfolio, processing shareholder transactions and providing such other shareholder services as the Trust may reasonably request.

4.    The Portfolios will not make separate payments as a result of this Plan to the Adviser or any other party, it being recognized that each Portfolio presently pays, and will continue to pay, a management fee to the Adviser.  To the extent that any payments made by a Portfolio to the Adviser, including payment of management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares of the Portfolio within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.

5.   This Plan became effective with respect to a Class of a Portfolio upon the (a) approval by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan; and (b) approval by a vote of at least a “majority of the outstanding voting securities” of the Class of the Portfolio (as defined in the Act).

6.   This Plan shall, unless terminated as hereinafter provided, remain in effect until                       , 200  , and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7.   This Plan may be amended with respect to each Class of the Portfolios at any time by the Board of Trustees, provided that: (a) any material amendment of this Plan, including any amendment to authorize direct payments by a Portfolio to finance any activity primarily intended to result in the sale of Shares of the Portfolio, or to increase materially the amount spent by the Portfolio for distribution, shall be effective only upon approval by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan and, to the extent required by law, upon approval by a vote of a majority of the outstanding voting securities of each Class of the Portfolio affected by the matter.

8.   This Plan may be terminated with respect to a Class of a Portfolio at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of that Class of the Portfolio.

9.   During the existence of this Plan, the Trust shall require the Adviser to provide the Trust, for review by the Trust’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended, directly or indirectly, in connection with financing any activity primarily intended to result in the sale of Shares of each Portfolio covered by this Plan (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

10.   This Plan does not require the Adviser to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Shares of the Portfolios.

11.  While the Plan is in effect, the Board of Trustees will comply with the fund governance standards that are prerequisites to the use of Rule 12b-1 under Rule 0-1(a)(7) of the Act, as in effect from time to time, and of any successor provision or provisions thereto.

12.  Consistent with the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust or other organizational document, any obligations assumed by a Portfolio or Class thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to that Portfolio or Class thereof, respectively, and its assets, and shall not constitute obligations of any other series or classes of Shares of the Trust.

13.  If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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Exhibit A

FUNDS / CLASSES

Ibbotson Conservative ETF Asset Allocation Portfolio (Class I)

Ibbotson Income and Growth ETF Asset Allocation Portfolio (Class I)

Ibbotson Balanced ETF Asset Allocation Portfolio (Class I)

Ibbotson Growth ETF Asset Allocation Portfolio (Class I)

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio (Class I)